Exhibit 10.8

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is entered into as of November 25, 2024 by and between TNL Mediagene, an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), and the undersigned (“Indemnitee”), and is effective as of the Effective Date (as defined below).

RECITALS

WHEREAS, in connection with the Transactions (as defined below) contemplated by the Agreement and Plan of Merger, dated as of June 6, 2023, (the “Original Merger Agreement”) entered into by and among the Company, TNLMG, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”) and Blue Ocean Acquisition Corporation, a Cayman Islands exempted company (“Blue Ocean”), as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of May 29, 2024 (the “First Amendment”) and Amendment No. 2 to the Agreement and Plan of Merger dated as of October 23, 2024 (the “Second Amendment” and together with the First Amendment and the Original Merger Agreement as it may be amended from time to time, the “Merger Agreement”), Merger Sub will merge with and into Blue Ocean (the “Merger”), with Blue Ocean surviving the Merger as a wholly-owned subsidiary of TNL Mediagene (Blue Ocean as the surviving entity of the Merger, the “Surviving Entity”) (the Merger and the other transactions contemplated by the Merger Agreement, collectively the “Transactions” and the effective date of the Transactions, the “Effective Date”);

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that in order to attract and retain highly competent persons to serve the Company as directors or officers it is reasonable and necessary for the Company to provide adequate protection to such persons against risks of claims and actions against them arising out of their services to the Company;

WHEREAS, the amended and restated memorandum and articles of association of the Company adopted as of the Effective Date (the “Articles”) provide for the indemnification of the directors and officers of the Company; and

WHEREAS, this Agreement is a supplement to and in furtherance of the Articles of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

AGREEMENT

In consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

A. DEFINITIONS

The following terms shall have the meanings defined below:

“Expenses” shall include, without limitation, damages, judgments, fines, penalties, settlements and costs, attorneys’ fees, experts’ fees and disbursements and costs of attachment or similar bond, investigations, and any other expenses paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding.

“Indemnifiable Event” means any event or occurrence that takes place either before or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, company, partnership, joint venture or other entity, or related to anything done or not done by Indemnitee in any such capacity either alone or jointly with another person.

“Participant” means a person who is a party to, or witness or participant (including on appeal) in, a Proceeding.

“Proceeding” means any threatened, pending, or completed action, suit, arbitration or proceeding, or any inquiry, hearing or investigation, whether civil, criminal, administrative, investigative or other, including appeal, in which Indemnitee may be or may have been involved as a party or otherwise by reason of an Indemnifiable Event.

B. AGREEMENT TO INDEMNIFY

1.	General Agreement. In the event Indemnitee was, is, or becomes a Participant in, or is threatened to be made a Participant in, a Proceeding, the Company shall indemnify the Indemnitee from and against any and all Expenses which Indemnitee incurs or becomes obligated to incur in connection with such Proceeding, to the fullest extent permitted by applicable law.

2.	Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits in defense of any Proceeding or in defense of any claim, issue or matter in such Proceeding, the Company shall indemnify Indemnitee against all Expenses incurred in connection with such Proceeding or such claim, issue or matter, as the case may be.

3.	Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of Expenses, but not for the total amount of Expenses, the Company shall indemnify the Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

4.	Exclusions. Subject to Section F.2 (Subrogation) of this Agreement, the Indemnitee shall not be entitled to indemnification under this Agreement:

(a)	to the extent and for the amount that Indemnitee is entitled to be indemnified and is actually indemnified under a valid, enforceable and collectible insurance policy;

(b)	to the extent and for the amount that the Indemnitee is entitled to be indemnified and is actually indemnified other than pursuant to this Agreement;

(c)	in connection with a judicial action by or in the right of the Company, in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudicated by final judgment in a court of law (as to which all rights of appeal therefrom have been exhausted or lapsed) to be liable to the Company for intentional misconduct in the performance of his/her duty to the Company unless and then only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is entitled to indemnity for such Expenses as such court shall deem proper;

(d)	in connection with any Proceeding initiated by the Indemnitee against the Company, any director or officer of the Company or any other party, and not by way of defense, unless (i) the Company has joined in or the Reviewing Party (as defined below) has consented to the initiation of such Proceeding, (ii) the Proceeding is one to enforce indemnification rights under this Agreement or any applicable law, (iii) the Proceeding was initiated or maintained in the name of the Indemnitee by any legally authorized individual, entity or regulatory authority, or (iv) the Proceeding was initiated or maintained by the Indemnitee for contribution or indemnity, if the Proceeding directly results from another Proceeding otherwise indemnified under this Agreement;

(e)	for a disgorgement of profits made from the purchase and sale by the Indemnitee of securities pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any applicable U.S. state statutory law or common law;

(f)	in connection with any Proceeding brought about by the deliberate dishonesty, fraud or gross negligence of the Indemnitee seeking payment hereunder; provided, however, that the Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought against him/her by reason of any alleged dishonesty on his/her part, unless a judgment or other final adjudication thereof (as to which all rights of appeal therefrom have been exhausted or lapsed) adverse to the Indemnitee establishes that he/she committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated;

(g)	for any judgment, fine or penalty which the Company is prohibited by applicable law from paying as indemnity;

(h)	in connection with an application in which the competent court refused to grant the Indemnitee relief; or

(i)	in connection with any Proceeding arising out of the Indemnitee’s personal tax affairs, except to the extent taxes are incurred by the Indemnitee arising from his/her position with the Company or any position with any other enterprise whereby the Indemnitee is providing services at the request of the Company.

5.	No Employment Rights or Obligations. Nothing in this Agreement is intended to create in Indemnitee any right to continued employment with the Company, nor shall this Agreement impose any independent obligation on the Indemnitee to continue the Indemnitee’s service to the Company. This Agreement shall not be deemed an employment contract or contract for service between the Company (or any other entity) and the Indemnitee.

6.	Contribution. If the indemnification provided in this Agreement is unavailable and may not be paid to Indemnitee for any reason other than those set forth in Section B.4 (Exclusions), then the Company shall contribute to the amount of Expenses paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and by the Indemnitee on the other hand from the transaction or events from which such Proceeding arose, and (ii) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events which resulted in such Expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses, judgments, fines or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section B.6 (Contribution) were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

7.	Overriding Principle. Notwithstanding anything in Section B.3 (Partial Indemnification) and/or Section B.6 (Contribution) and for the avoidance of all doubt, where the Indemnitee incurs Expenses and is personally liable for the Expenses, the Company shall pay those Expenses if, apart from Section B.3 (Partial Indemnification) and/or Section B.6 (Contribution), the Expenses are payable by the Company, irrespective of whether any other person is also liable for such Expenses in whole or in part.

8.	Nature of Indemnities. The indemnities in this Agreement: (i) are continuing obligations, independent of the Company’s other obligations under this Agreement, and (ii) (without limitation of Section E.3 (Duration of Agreement)) extend to Expenses arising out of Proceedings brought or arising or maintained after the Indemnitee has ceased being a director and/or officer of the Company or has ceased being a director or officer of another corporation, company, partnership, joint venture or other entity at the request of the Company. It is not necessary for the Indemnitee to incur expense, make payment or await the outcome of a claim under any insurance policy (other than the Liability Policies) or other indemnity before enforcing a right of indemnity under this Agreement.

C. INDEMNIFICATION PROCESS

1.	Notice and Cooperation By Indemnitee. Indemnitee shall, as a condition precedent to his/her right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement, provided that the delay of Indemnitee to give notice hereunder shall not prejudice any of Indemnitee’s rights hereunder, unless such delay results in the Company’s forfeiture of substantive rights or defenses. Notice to the Company shall be given in accordance with Section F.7 (Notice) below. If, at the time of receipt of such notice, the Company has directors’ and officers’ liability insurance policies in effect, the Company shall give prompt notice to its insurers of the Proceeding relating to the notice. The Company shall thereafter take all necessary and desirable action to cause such insurers to pay, on behalf of Indemnitee, all Expenses payable as a result of such Proceeding. In addition, Indemnitee shall give the Company such information and cooperation as the Company may reasonably request.

2.	Indemnification Payment.

(a)	Advancement of Expenses. Indemnitee may submit a written request with reasonable particulars to the Company requesting that the Company advance to Indemnitee all Expenses that may be reasonably incurred in advance by Indemnitee in connection with a Proceeding. Subject to such conditions as the Board of Directors thinks fit, in each case by votes of the majority of all the Disinterested Directors (as defined below) each acting in good faith, the Company shall, within fifteen (15) business days of receiving such a written request by Indemnitee, advance all requested Expenses to Indemnitee, subject to Section C.2(c) (Determination by the Reviewing Party) below. Any excess of the advanced Expenses over the actual Expenses will be repaid to the Company. If the Company provides funds to the Indemnitee in respect to Expenses which is subsequently determined as relating to the matters set forth in Section B.4 (Exclusions), any obligation of the Company to make further contributions towards the Indemnitee shall cease and Expenses already advanced by the Company must be repaid not later than the date that the conviction, judgment or refusal to grant relief becomes final.

(b)	Reimbursement of Expenses. To the extent Indemnitee has not requested any advanced payment of Expenses from the Company, Indemnitee shall be entitled to receive reimbursement for the Expenses incurred in connection with a Proceeding from the Company within fifteen (15) business days after Indemnitee makes a written request to the Company for reimbursement, unless the Company refers the indemnification request to the Reviewing Party in compliance with Section C.2(c) (Determination by the Reviewing Party) below.

(c)	Determination by the Reviewing Party. Notwithstanding anything foregoing to the contrary, if the Company reasonably believes that it is not obligated under this Agreement to indemnify the Indemnitee, the Company shall, within five (5) days after the Indemnitee’s written request for an advancement or reimbursement of Expenses, notify the Indemnitee that the request for advancement of Expenses or reimbursement of Expenses will be submitted to the Reviewing Party (as defined below). The Reviewing Party shall make a determination on the request within 30 days after the Indemnitee’s written request for an advancement or reimbursement of Expenses. Notwithstanding anything foregoing to the contrary, in the event the Reviewing Party informs the Company that Indemnitee is not entitled to indemnification in connection with a Proceeding under this Agreement or applicable law, the Company shall be entitled to be reimbursed by Indemnitee for all the Expenses previously advanced or otherwise paid to Indemnitee in connection with such Proceeding.

3.	Assumption of Defense. In the event the Company is obligated under this Agreement to advance or bear any Expenses for any Proceeding against Indemnitee, the Company shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, upon delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, unless (i) the employment of counsel by Indemnitee has been previously authorized by the Company, (ii) Indemnitee shall have reasonably concluded, based on written advice of counsel, that there may be a conflict of interest of such counsel retained by the Company between the Company and Indemnitee in the conduct of any such defense, or (iii) the Indemnitee shall have reasonably concluded that counsel selected by the Company may not be adequately representing the Indemnitee, or (iv) the Company ceases or terminates the employment of such counsel with respect to the defense of such Proceeding, in any of which events the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company. At all times, Indemnitee shall have the right to employ counsel in any Proceeding at Indemnitee’s expense.

4.	Defense to Indemnification, Burden of Proof and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement that it is not permissible under this Agreement or applicable law for the Company to indemnify the Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified under this Agreement, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the Reviewing Party or the Company to have made a determination prior to the commencement of such action by the Indemnitee that indemnification is proper under the circumstances because the Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or the Company that the Indemnitee had not met such applicable standard of conduct shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

5.	No Settlement Without Consent. Neither party to this Agreement shall settle any Proceeding in any manner that would impose any damage, loss, penalty or limitation on Indemnitee without the other party’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement.

6.	Company Participation. Subject to Section B.6 (Contribution), the Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial action if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense, conduct and/or settlement of such action.

7.	Reviewing Party.

(a)	For purposes of this Agreement, the “Reviewing Party” with respect to each indemnification request of Indemnitee that is referred by the Company pursuant to Section C.2(c) (Indemnification Payment) above shall be (A) the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as defined below), or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, said Disinterested Directors so direct, by Independent Counsel (as defined below) in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee. If the Reviewing Party determines that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within fifteen (15) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel or member of the Board of Directors shall act reasonably and in good faith in making a determination under this Agreement of the Indemnitee’s entitlement to indemnification. Any reasonable costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(b)	If the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected as provided in this Section C.7(b). The Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the proceeding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section C.7(d) of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting under this Agreement, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section C.7(b), regardless of the manner in which such Independent Counsel was selected or appointed.

(c)	In making a determination with respect to entitlement to indemnification hereunder, the Reviewing Party shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (with or without court approval), conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his/her conduct was unlawful. For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company and any other corporation, company, partnership, joint venture or other entity of which Indemnitee is or was serving at the request of the Company as a director or officer, including financial statements, or on information supplied to Indemnitee by the officers and directors of the Company or such other corporation, company, partnership, joint venture or other entity in the course of their duties, or on the advice of legal counsel for the Company or such other corporation, company, partnership, joint venture or other entity or on information or records given or reports made to the Company or such other corporation, company, partnership, joint venture or other entity by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or such other corporation, company, partnership, joint venture or other entity. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company or such other corporation, company, partnership, joint venture or other entity shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. The provisions of this Section C.7(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(d)	“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

D. DIRECTOR AND OFFICER LIABILITY INSURANCE

1.	Liability Insurance.

(a)	The Company shall use its commercially reasonable efforts to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the directors and officers of the Company with coverage for liabilities and losses incurred in connection with their acts, omissions and services to the Company and for any other enterprise for whom he/she provides services at the request of the Company, including such acts, omissions and services performed in connection with the Transactions, and to provide coverage in respect of the Company’s indemnification obligations under this Agreement (the “Liability Policies”) and which contains the kinds of terms, conditions, exclusions and additional cover commonly included in a directors’ and officers’ liability insurance policy in the United States of America for a listed company in the position of the Company and having regard to the Company’s circumstances at the relevant time.

(b)	The Company shall use its commercially reasonable efforts to continue to maintain such policy or policies for the benefit of the Indemnitee, notwithstanding whether the Indemnitee has ceased acting or serving in any capacity at the Company or any other enterprise at the Company’s request. The Company must use its best endeavors to ensure that the terms of the Liability Policies it maintains for the Indemnitee after he/she has ceased acting or serving in any capacity at the Company or any other enterprise at the Company’s request, taken as a whole, are no less favorable to the Indemnitee than (i) the terms of the Liability Policies extending cover to the Indemnitee immediately prior to his/her ceasing to serve in any capacity at the Company or any such other enterprise, and (ii) the terms of the Liability Policies applicable to the directors and officers of the Company remaining in office.

(c)	The Indemnitee acknowledges that the negotiation of the terms of the Liability Policies in any given period may: (i) involve the insurer/s varying the terms of one or more of the Liability Policies offered, which, if accepted by the Company, may provide less coverage or less favorable coverage for the Indemnitee, (ii) involve a decision by the Company, acting reasonably, to balance the proposed level of premiums against the terms offered, or (iii) result in a decision by the Company to accept varied terms or to change insurers, but only in a manner consistent with the Company’s obligations under this Section D.1 (Liability Insurance). Subject to and without limitation of the foregoing, to the extent the Company determines in good faith that coverage is no longer reasonably available, it shall notify promptly the Indemnitee before it terminates such insurances, and such termination must be approved by the Board of Directors.

(d)	Upon request by the Indemnitee, the Company shall provide to the Indemnitee a copy of each certificate of currency in respect of each Liability Policy issued from time to time by the Company’s insurers. The Company will also provide the Indemnitee with a copy of any Liability Policy within thirty (30) days of a request for such from the Indemnitee. The Company shall promptly notify the Indemnitee of any material changes in such insurance coverage, and of any expiration or lapse of all or any part of such insurance coverage.

2.	Coverage of Indemnitee. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers. If the Company makes any payment to or for the benefit of the Indemnitee pursuant to this Agreement and the Indemnitee subsequently recovers or becomes entitled to recover from a third party any amount which is referable to any Expense for which payment was made by the Company, the Indemnitee shall promptly repay or procure the repayment to the Company of the amount paid by the Company to the extent covered by the amount actually recovered by the Indemnitee, less any expenses incurred by the Indemnitee in effecting any such recovery which are not recoverable from any third party. The Indemnitee shall not be entitled to recover more than once pursuant to this Agreement and/or the Liability Policies in respect of any matter giving rise to a Proceeding.

E.   NON-EXCLUSIVITY; U.S. FEDERAL PREEMPTION; TERM

1.	Non-Exclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s current memorandum and articles of association, as may be amended from time to time, applicable law or any written agreement between Indemnitee and the Company (including its subsidiaries and affiliates). The indemnification provided under this Agreement shall continue to be available to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he/she may have ceased to serve in any such capacity at the time of any Proceeding.

2.	U.S. Federal Preemption. Notwithstanding the foregoing, both the Company and Indemnitee acknowledge that in certain instances, U.S. federal law or public policy may override applicable law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Such instances include, but are not limited to, the U.S. Securities and Exchange Commission’s (the “SEC”) prohibition on indemnification for liabilities arising under certain U.S. federal securities laws. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

3.	Duration of Agreement. All agreements and obligations of the Company contained herein shall become effective on the Effective Date and shall continue during the period Indemnitee is an officer and/or a director of the Company (or is or was serving at the request of the Company as a director or officer of another corporation, company, partnership, joint venture or other entity) and continue thereafter so long as Indemnitee shall be subject to any Proceeding by reason of his/her former or current aforementioned capacity, whether or not he/she is acting or serving in any such capacity at the time any Expense is incurred for which indemnification can be provided under this Agreement.

F.   MISCELLANEOUS

1.	Amendment of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided in this Agreement, no failure to exercise or any delay in exercising any right or remedy shall constitute a waiver.

2.	Subrogation. In the event of payment to Indemnitee by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company to bring suit to enforce such rights.

3.	Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party; except that the Company may, without such consent, assign all such rights and obligations to a successor in interest to the Company which assumes all obligations of the Company under this Agreement. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and the Company’s successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company) and assigns, as well as Indemnitee’s spouses, heirs, and personal and legal representatives.

4.	Severability and Construction. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to a court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. In addition, if any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by applicable law. The parties hereto acknowledge that they each have opportunities to have their respective counsels review this Agreement. Accordingly, this Agreement shall be deemed to be the product of both of the parties hereto, and no ambiguity shall be construed in favor of or against either of the parties hereto.

5.	Counterparts. This Agreement may be executed in two counterparts, both of which taken together shall constitute one instrument.

6.	Governing Law and Dispute Resolutions. This agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to conflicts of law provisions thereof. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) under the SIAC Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Singapore. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be the law of Singapore. For the avoidance of doubt, a request by a party to a court of competent jurisdiction for interim measures necessary to preserve such party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section F.6 (Governing Law and Dispute Resolutions). Each of the parties hereby irrevocably waives any and all right to trial by jury in any action based upon, arising out of or related to this Agreement.

7.	Notices. All notices, demands, and other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed via postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

TNL Mediagene
5F-1., No. 88, Yanchang Road
Xinyi District, Taipei City 110 Taiwan
Attn: Anny Yu, Chief of Staff

and to Indemnitee at his/her address last known to the Company.

8.	Entire Agreement. Subject to Section E.1 (Non Exclusivity), this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

TNL Mediagene

By:
Name:	Tzu-Wei Chung
Title:	Director & Chief Executive Officer

Indemnitee

Signature:
Name: